Exhibit 10.9

HearUSA, Inc.
2002 FLEXIBLE STOCK PLAN

ARTICLE I — NAME AND PURPOSE

1.1	Name. The name of the Plan is the “HearUSA, Inc. 2002 Flexible Stock Plan.”

1.2	Purpose. The Company has established the Plan for the following purposes:

(a)	to attract, retain, motivate and reward Employees and other individuals, to encourage ownership of the Company’s Common Stock by Employees and other individuals, and to promote and further the best interests of the Company; and

(b)	in connection with the Arrangement between Helix Hearing Care of America Corp. (“Helix”) and the Company pursuant to the Amended and Restated Merger Agreement, dated November 6, 2001 (the “Merger Agreement”), to provide a sufficient amount of Options for the exchange of outstanding Helix Options, in accordance with Section 1.6 of the Merger Agreement.

ARTICLE II — DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION

2.1	General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

(a)	Agreement. The document which evidences the grant of any Benefit under the Plan and which sets forth the Benefit and the terms, conditions and provisions of, and restrictions relating to, such Benefit.

(b)	Benefit. Any benefit granted to a Participant under the Plan.

(c)	Board. The Board of Directors of the Company.

(d)	Change of Control. The acquisition after the Effective Date, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A Related Entity is a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Company or a Subsidiary.

(e)	Code. The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated pursuant to the Code.

(f)	Company. HearUSA, Inc.

(g)	Committee. The Committee described in Section 5.1.

(h)	Common Stock. The Company’s common stock, $.10 par value.

(i)	Effective Date. The date that the Plan is approved by the shareholders of the Company, which must occur within one year after approval by the Board. No grants of Benefits shall be made prior to the approval of the Plan by the shareholders of the Company.

(j)	Employee. Any person employed by the Employer.

(k)	Employer. The Company and all Subsidiaries.

(l)	Exchange Act. The Securities Exchange Act of 1934, as amended.

(m)	Fair Market Value. The last reported sale price, regular way, of the Common Stock on any day or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case on the principal national securities exchange on which the Common Stock is listed or if the Common Stock is not listed on a national securities exchange and is listed on the Nasdaq Stock Market, the sale price determined in the same fashion or, if the Common Stock is not so listed on any of the foregoing, the average of the bid and asked prices on such day as furnished by dealers in the Common Stock in the over-the-counter market. All calculations of the current market price shall be made to the nearest cent.

(n)	Fiscal Year. The taxable year of the Company which ends on the Saturday closest to December 31 of each year.

(o)	Helix Options. Options to purchase the common shares of Helix outstanding on the Effective Date and granted pursuant to a stock compensation plan for directors, employees and consultants approved by the Helix Board of Directors.

(p)	ISO. An Incentive Stock Option as defined in Section 422 of the Code.

(q)	NQSO. A Non-Qualified Stock Option, which is an Option that does not qualify as an ISO.

(r)	Option. An option to purchase Shares granted under the Plan.

(s)	Other Stock Based Award. An award under ARTICLE XVII that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

(t)	Participant. A person who is granted a Benefit under the Plan. Benefits may be granted only to Employees, employees and owners of entities which are not Subsidiaries but which have a direct or indirect ownership interest in an Employer or in which an Employer has a direct or indirect ownership interest, persons who, and employees and owners of entities which, are customers and suppliers of an Employer, persons who, and employees and owners of entities which, render services to an Employer, and persons who, and employees and owners of entities, which have ownership or business affiliations with any persons or entity previously described, and to the holders of Helix Options.

(u)	Performance Share. A Share awarded to a Participant under ARTICLE XVI of the Plan.

(v)	Plan. The HearUSA, Inc. 2002 Flexible Stock Plan and all amendments and supplements to it.

(w)	Restricted Stock. Shares issued under ARTICLE XV of the Plan.

(x)	Rule 16b-3. Rule 16b-3 promulgated by the SEC pursuant to Section 16(b) of the Exchange Act, as such rule may be amended, or any successor rule in effect from time to time.

(y)	SEC. The Securities and Exchange Commission.

(z)	Share. A share of Common Stock.

(aa)	SAR. A stock appreciation right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a Share from the date of the grant of the right to the date of its payment.

(bb)	Subsidiary. Any corporation in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Benefit, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided that the Company and such corporation are consolidated for purposes of preparing financial statements.

2.2	Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.

2.3	Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to a Benefit, the provisions in the ARTICLE of the Plan which specifically grants such Benefit shall control those in a different ARTICLE.

ARTICLE III — COMMON STOCK

3.1	Number of Shares. The number of Shares for which Options, SARs, Restricted Stock or Performance Shares may be granted under the Plan shall initially be 3,000,000 Shares. Such number of Shares shall increase annually, effective as of the first day of each Fiscal Year, commencing with the Fiscal Year beginning in 2003, by the number of shares equal to 10% of the number of Shares subject to the Plan as of the last day of the prior Fiscal Year, but in no event more than 5,000,000 Shares in the aggregate. Such shares may be authorized but unissued Shares, Shares held in the treasury, or both.

3.2	Reuse. If an Option or SAR expires or is terminated, surrendered, or canceled without having been fully exercised, if Restricted Shares or Performance Shares are forfeited, or if any other grant results in any Shares not being issued, the Shares covered by such Option or SAR, grant of Restricted Shares, Performance Shares or other grant, as the case may be, shall again be available for use under the Plan, to the fullest extent permitted under Rule 16b-3.

3.3	Adjustments. If there is any change in the Common Stock of the Company by reason of any stock dividend, stock split, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the number of SARs and number and class of shares available for Options and grants of Restricted Stock, Performance Shares and Other Stock Based Awards and the number of Shares subject to outstanding Options, SARs, grants of Restricted Stock and Performance Shares, and Other Stock Based Awards, and the price thereof, as applicable, shall be appropriately adjusted by the Committee; provided, that any such adjustment shall not increase the intrinsic value of any Option nor decrease the ratio of the purchase price for Shares thereunder to Fair Market Value.

ARTICLE IV — ELIGIBILITY

4.1	Determined By Committee. The Participants and the Benefits they receive under the Plan shall be determined solely by the Committee, except in the case of holders of Helix Options which shall be automatically converted into Options of the Company under the Plan pursuant to the terms of the Merger Agreement effective upon the closing of the combination contemplated by the Merger Agreement. In making its determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Employer, including, without limitation, the performance of, or the refraining from the performance of, services.

ARTICLE V — ADMINISTRATION

5.1	Committee. The Plan shall be administered by the Committee. The Committee shall consist of the full Board of Directors or, if determined by the full Board, of two or more members of the Board who are “Non-Employee Directors” as defined in Rule 16b-3. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

5.2	Authority. Subject to the terms of the Plan, the Committee shall have discretionary authority to: (a) determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the time of all such grants; (b) determine the terms, conditions and provisions of, and restrictions relating to, each Benefit granted; (c) interpret and construe the Plan and all Agreements; (d) prescribe, amend and rescind rules and regulations relating to the Plan; (e) determine the content and form of all Agreements; (f) determine all questions relating to Benefits under the Plan; (g) maintain accounts, records and ledgers relating to Benefits; (h) maintain records concerning its decisions and proceedings; (i) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and (j) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and carry out the purposes of the Plan.

5.3	Delegation. Except as required by Rule 16b-3 with respect to grants of Options, SARs, Restricted Stock, Performance Shares, Other Stock Based Awards, or other Benefits to individuals who are subject to Section 16 of the Exchange Act or as otherwise required for compliance with Rule 16b-3 or other applicable law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee.

5.4	Determination. All determinations of the Committee shall be final.

ARTICLE VI — AMENDMENT

6.1	Power of Board. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time.

6.2	Limitation. The Board may not amend the Plan, without approval of the shareholders of the Company in a manner which would violate applicable law or cause the Company to violate its listing agreement with the American Stock Exchange.

ARTICLE VII — TERM AND TERMINATION

7.1	Term. The Plan shall commence as of the Effective Date and, subject to the terms of the Plan, including those requiring approval by the shareholders of the Company and those limiting the period over which ISOs or any other Benefits may be granted, shall continue in full force and effect until terminated.

7.2	Termination. The Plan may be terminated at any time by the Board.

ARTICLE VIII — MODIFICATION OR TERMINATION OF BENEFITS

8.1	General. Subject to the provisions of Section 8.2, the amendment or termination of the Plan shall not adversely affect a Participant’s right to any Benefit granted prior to such amendment or termination.

8.2	Committee’s Right. Any Benefit granted may be converted, modified, forfeited or canceled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable Agreement or with the consent of the Participant to whom such Benefit was granted.

ARTICLE IX — CHANGE OF CONTROL

9.1	Right of Committee. In order to maintain a Participant’s rights in the event of a Change of Control, the Committee, in its sole discretion, may, in any Agreement evidencing a Benefit, or at any time prior to, or simultaneously with or after a Change in Control, provide such protection as it may deem necessary. Without, in any way, limiting the generality of the foregoing sentence or requiring any specific protection, the Committee may:

(a)	provide for the acceleration of any time periods relating to the exercise or realization of such Benefit so that such Benefit may be exercised or realized in full on or before a date fixed by the Committee;

(b)	provide for the purchase of such Benefit, upon the Participant’s request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Benefit had such Benefit been currently exercisable or payable;

(c)	make such adjustment to the Benefits then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

(d)	cause the Benefits then outstanding to be assumed, or new Benefits substituted therefor, by the surviving corporation in such change.

ARTICLE X — AGREEMENTS AND CERTAIN BENEFITS

10.1	Grant Evidenced by Agreement. The grant of any Benefit under the Plan may be evidenced by an Agreement which shall describe the specific Benefit granted and the terms and conditions of the Benefit. The granting of any Benefit shall be subject to, and conditioned upon, the recipient’s execution of any Agreement required by the Committee. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan.

10.2	Provisions of Agreement. Each Agreement shall contain such provisions that the Committee shall determine to be necessary, desirable and appropriate for the Benefit granted which may include, but not be limited to, the following with respect to any Benefit: description of the type of Benefit; the Benefit’s duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the Participant’s death or termination of employment; the Benefit’s conditions; when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit or replaced; and the restrictions on any Shares purchased or granted under the Plan.

10.3	Certain Benefits. Any Benefit granted to an individual who is subject to Section 16 of the Exchange Act, and any other Benefit unless otherwise specified in an Agreement or permitted by the Committee, shall be not transferable other than by will or the laws of descent and distribution and shall be exercisable during his lifetime only by him, his guardian or his legal representative.

ARTICLE XI — REPLACEMENT AND TANDEM AWARDS

11.1	Replacement. The Committee may permit a Participant to elect to surrender a Benefit in exchange for a new Benefit.

11.2	Tandem Awards. Awards may be granted by the Committee in tandem. However, no Benefit may be granted in tandem with an ISO except SARs.

ARTICLE XII — PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING

12.1	Payment. Upon the exercise of an Option or in the case of any other Benefit that requires a payment to the Company, the amount due the Company is to be paid:

(a)	in cash;

(b)	by the tender to the Company of Shares owned by the optionee for more than six months and registered in his name having a Fair Market Value equal to the amount due to the Company; or

(c)	by any combination of the payment methods specified in (a) and (b) above.

Notwithstanding the foregoing, any method of payment other than (a) may be used only with the consent of the Committee or if and to the extent so provided in an Agreement. The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Benefits shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

12.2	Dividend Equivalents. Grants of Benefits in Shares or Share equivalents may include dividend equivalent payments or dividend credit rights.

12.3	Deferral. The right to receive any Benefit under the Plan may, at the request of the Participant, be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends on deferrals denominated in Shares.

12.4	Withholding. The Company, at the time any distribution is made under the Plan, whether in cash or in Shares, or at the time any Option is exercised, may withhold from such distribution or Shares issuable upon the exercise of an Option any amount necessary to satisfy federal, state and local income and other tax withholding requirements with respect to such distribution or exercise of such Options. Such withholding shall be in cash or, in the Committee’s sole discretion, Shares; provided, that the Shares are only for the minimum withholding required. The Committee or the Company may require a Participant to tender to the Company cash and/or Shares in the amount necessary to comply with any such withholding requirements.

ARTICLE XIII — OPTIONS

13.1	Types of Options. It is intended that both ISOs and NQSOs may be granted by the Committee under the Plan.

13.2	Grant of ISOs and Option Price. Each ISO must be granted to an Employee and granted within ten years from the earlier of the date of approval of the Plan by the Board or the Effective Date. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares at the time the Option is granted (or, in the case of an ISO granted to an Employee who, at the time ISO is granted, owns (actually or constructively under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, 110% of such Fair Market Value.

13.3	Other Requirements for ISOs. The terms of each Option which is intended to qualify as an ISO shall meet all requirements of Section 422 of the Code.

13.4	NQSOs. The terms of each NQSO shall provide that such Option will not be treated as an ISO. The purchase price for Shares under any NQSO shall be the Fair Market Value of the Shares at the time the Option is granted.

13.5	Determination by Committee. Except as otherwise provided in Section 13.2 through Section 13.5, the terms of all Options shall be determined by the Committee.

ARTICLE XIV — SARS

14.1	Grant and Payment. The Committee may grant SARs. Upon electing to receive payment of a SAR, a Participant shall receive payment in cash, in Common Stock, or in any combination of cash and Common Stock, as the Committee shall determine.

14.2	Grant of Tandem Award. The Committee may grant SARs in tandem with an Option, in which case: the exercise of the Option shall cause a correlative reduction in SARs standing to a Participant’s credit which were granted in tandem with the Option; and the payment of SARs shall cause a correlative reduction of the Shares under such Option.

14.3	ISO Tandem Award. When SARs are granted in tandem with an ISO, the SARs shall have such terms and conditions as shall be required for the ISO to qualify as an ISO.

14.4	Payment of Award. SARs shall be paid, to the extent payment is elected by the Participant (and is otherwise due and payable), as soon as practicable after the date on which such election is made.

ARTICLE XV — RESTRICTED STOCK

15.1	Description. The Committee may grant Benefits in Shares available under ARTICLE III of the Plan as Restricted Stock. Shares of Restricted Stock shall be issued and delivered at the time of the grant but shall be subject to forfeiture until provided otherwise in the applicable Agreement or the Plan. Each certificate representing Shares of Restricted Stock shall bear a legend referring to the Plan and the risk of forfeiture of the Shares and stating that such Shares are nontransferable until all restrictions have been satisfied. The grantee shall be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant.

15.2	Cost of Restricted Stock. Grants of Shares of Restricted Stock shall be made at no cost to the Participant.

15.3	Non-Transferability. Shares of Restricted Stock shall not be transferable until after the removal of the legend with respect to such Shares.

ARTICLE XVI — PERFORMANCE SHARES

16.1	Description. Performance Shares are the right of an individual to whom a grant of such Shares is made to receive Shares or cash equal to the Fair Market Value of such Shares at a future date in accordance with the terms of such grant. Generally, such right shall be based upon the attainment of targeted profit and/or performance objectives.

16.2	Grant. The Committee may grant an award of Performance Shares. The number of Performance Shares and the terms and conditions of the grant shall be set forth in the applicable Agreement.

ARTICLE XVII — OTHER STOCK BASED AWARDS AND OTHER BENEFITS

17.1	Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the performance of the Common Stock, and the grant of securities convertible into Shares.

17.2	Other Benefits. The Committee shall have the right to provide types of Benefits under the Plan in addition to those specifically listed, if the Committee believes that such Benefits would further the purposes for which the Plan was established.

ARTICLE XVIII — MISCELLANEOUS PROVISIONS

18.1	Underscored References. The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

18.2	Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

18.3	Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, nothing contained herein shall give any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

18.4	Termination of Employment. If the employment of a Participant by the Company terminates for any reason, except as otherwise provided in an Agreement, all unexercised, deferred, and unpaid Benefits may be exercisable or paid only in accordance with rules established by the Committee. These rules may provide, as the Committee may deem appropriate, for the expiration, forfeiture, continuation, or acceleration of the vesting of all or part of the Benefits.

18.5	Designation of Beneficiary. A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the Participant, an Option, or to receive, in such event, any Benefits. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option or to receive any Benefit, the Committee may determine to recognize only an exercise by the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

18.6	Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Delaware.

18.7	Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

18.8	No Employment Contract. The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

18.9	No Effect on Other Benefits. The receipt of Benefits under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.